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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Andrea                    John                             N.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

c/o Andrea Electronics Corporation
45 Melville Park Road
--------------------------------------------------------------------------------
                                   (Street)

 Melville                         NY                                 11747
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  ANDREA ELECTRONICS CORPORATION
                                              (AND)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year      4/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

                     X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                  Co-Chairman and Co-Chief Executive Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock         4/2/01      P              31,900 shares   D      $1.75 per share   50,438         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         39,804         I                Children
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                                          Date                (Instr. 8)             Acquired (A) or
                                      Exercise                                                       Disposed of (D)
                                      Price of            (Month/                                    (Instr. 3, 4, and 5)
                                      Deriv-              Day/
                                      ative               Year)

                                      Security                             ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option          See Note            See Note
   (Right to Buy)                 II-1                II-1
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                             See Note  See Note    Common    675,000            See Note    675,000              D
                               II-1     II-1        Stock                         II-1
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

          /s/ John N. Andrea                 4/3/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Attachment to Form 4
---------------------

Item 1.  Name and Address of Reporting Person:       John N. Andrea
                                                     45 Melville Park Road
                                                     Melville, New York 11747

Item 2. Issuer Name and Ticker or Trading Symbol: Andrea Electronics Corporation (AND)


Item 4.  Statement for Month/Year:                   4/01

Item 6. Relationship of Reporting Person to Issuer: Co-Chairman & Co-Chief Executive Officer

Additional Information:

Note II-1:

         Includes the following options under the Andrea Electronics Corporation 1991 and 1998 Stock Plans:


  Transaction Date
   (Grant Date)           Date            Expiration         Exercisable          Number of
                       Exercisable            Date               Price              Shares

       9/12/94          9/12/1995           9/12/2004            $6.00              25,000
                        9/12/1996           9/12/2004            $6.00              25,000
                        9/12/1997           9/12/2004            $6.00              50,000

       4/01/97           4/01/98             4/01/07             $5.375             37,500
                         4/01/99             4/01/07             $5.375             37,500
                         4/01/00             4/01/07             $5.375             75,000

       3/03/98           3/03/99             3/03/08            $14.625             12,500
                         3/03/00             3/03/08            $14.625             12,500
                         3/03/01             3/03/08            $14.625             25,000

       6/08/98           6/08/99             6/08/08            $14.125             25,000
                         6/08/00             6/08/08            $14.125             25,000
                         6/08/01             6/08/08            $14.125             50,000

       3/23/99          3/23/2000           3/23/2009            $6.25              25,000
                        3/23/2001           3/23/2009            $6.25              25,000
                        3/23/2002           3/23/2009            $6.25              50,000

       8/17/99          8/17/2000           8/17/2009            $5.375             12,500
                        8/17/2001           8/17/2009            $5.375             12,500
                        8/17/2002           8/17/2009            $5.375             25,000

       4/17/00           4/17/01             4/17/10             $6.875             18,750
                         4/17/02             4/17/10             $6.875             18,750
                         4/17/03             4/17/10             $6.875             37,500

       8/01/00           8/01/01             8/01/10             $6.00              12,500
                         8/01/02             8/01/10             $6.00              12,500
                         8/01/03             8/01/10             $6.00              25,000
                                                                                    -------
                          Total                                                     675,000
                                                                                    =======